SDC INTERNATIONAL, INC.

                              FINANCIAL STATEMENTS

                               AUGUST 31, 1997

                           SDC INTERNATIONAL, INC.
                        INDEX TO FINANCIAL STATEMENTS
                  FOR THE YEARS ENDED AUGUST 31, 1997 AND 1996





                                                                  Page
                                                                 number

Independent auditors' report                                       F-1

Balance sheet                                                      F-2

Statements of operations                                           F-3

Statement of stockholders' equity                                  F-4

Statements of cash flows                                           F-5

Notes to financial statements                                   F-6 - F-15

                           SDC INTERNATIONAL, INC.
                               BALANCE SHEET
                              AUGUST 31, 1997



                       ASSETS

Current assets:
     Cash                                                     $     15,199
     Cash - restricted                                             330,932
     Other current assets                                           23,778
          Total current assets                                     369,909

Machinery and equipment, net                                     3,489,341

Other assets:
     Exclusive agency rights, net                                  263,485
     Customer list, net                                            140,625
     Organization costs, net                                         7,643
          Total other assets                                       411,753

Total assets                                                 $   4,271,003


          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable                                        $     53,793
     Accrued expenses                                              36,467
     Notes payable                                                215,000
     Due to officer                                                27,036
          Total current liabilities                               332,296

Commitments and contingencies (Note 9)                               -

Stockholders' equity:
     Common stock $.001 par value,
       authorized 10,000,000 shares,
       issued and outstanding 2,639,484                            2,639
     Additional paid-in capital                                6,345,643
     Accumulated deficit                                      (2,409,575)
          Total stockholders' equity                           3,938,707

Total liabilities and stockholders' equity                  $  4,271,003

See accompanying notes to financial statements.

                           SDC INTERNATIONAL, INC.
                          STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED AUGUST 31,


                                                                      1997                  1996
Sales, net                                                     $     1,128,319        $     45,456

Cost of sales, net                                                     697,768              36,142

Gross profit                                                           430,551               9,314

Expenses:
     Selling, general and administrative expenses                      490,561             349,860
     Depreciation and amortization                                     450,129             431,443
     Management fees                                                    72,000              72,000
     Issuance of common stock as consideration for services            171,250              21,081
          Total expenses                                             1,183,940             874,384

Loss from operations before other income (expenses)
 and provision for income taxes                                       (753,389)           (865,070)

Other income (expense):
     Loss on disposal of assets                                       (437,088)
     Interest income                                                     1,707               4,913
     Interest expense                                                  (14,329)               -
          Total other income (expense)                                (449,710)              4,913

Loss before provision for income taxes                              (1,203,099)           (860,157)

Provision for income taxes                                                -                   -

Net loss                                                      $     (1,203,099)     $     (860,157)

Primary loss per share:
     Loss from operations before other income (expenses)
      and provision for income taxes                          $           (.32)     $        (.42)
     Loss before provision for income taxes                   $           (.50)     $        (.42)
     Provision for income taxes                               $          -          $       -
     Net loss                                                 $           (.50)     $        (.42)

Weighted average number of shares outstanding                        2,383,254          2,059,639


See accompanying notes to financial statements

                          SDC INTERNATIONAL, INC.
                    STATEMENT OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED AUGUST 31, 1997 AND 1996

                                                                       Additional            Total
                                               Common Stock              paid-in          Accumulated          Stockholders'
                                        Shares             Amount        capital            Deficit               Equity
Balances at September 1, 1995          1,752,700     $     1,753     $     5,117,676     $     (346,319)     $     4,773,110

Issuance of common stock in
  connection with private placement
  memorandum, net of offering
     costs of $177,546                   278,700             278             518,926           -                     519,204

Issuance of common stock in
  connection with acquisition
  of customer list                       150,000             150             187,350           -                     187,500

Issuance of common stock as
   consideration for consulting
   services                               16,865              17              21,064           -                      21,081

Net loss for the year ended
   August 31, 1996                        -                 -                  -               (860,157)            (860,157)

Balances at August 31, 1996            2,198,265           2,198          5,845,016          (1,206,476)           4,640,738

Issuance of common stock in
   connection with private
   placement memorandum, net
   of offering costs of $28,308          195,719             196            271,747            -                     271,943

Issuance of common stock in
   connection with acquisition
   of GGB (Note 8(d))                      48,000              48             35,952            -                      36,000

Issuance of common stock as
   consideration for consulting
   services                              197,500             197            192,928            -                     193,125

Net loss for the year ended
   August 31, 1997                         -                 -                 -             (1,203,099)          (1,203,099)

Balances at August 31, 1997            2,639,484     $     2,639     $    6,345,643     $    (2,409,575)     $     3,938,707


See accompanying notes to financial statements.

                            SDC INTERNATIONAL, INC.
                           STATEMENTS OF CASH FLOWS
                          FOR THE YEARS ENDED AUGUST 31,


                                                                      1997                  1996
 Cash flows from operating activities:
     Net loss                                                   $     (1,203,099)     $     (860,157)
 Adjustments to reconcile net loss to net
      cash used for operating activities:
     Loss on disposal of assets                                          437,088               -
     Bad debt expense                                                       -                 12,500
     Depreciation and amortization                                       450,129             431,443
     Common stock issued as consideration for services                   171,250              21,081
     Changes in operating assets and liabilities:
          Decrease (increase) in security deposits                        18,000             537,280
          Decrease (increase) in inventories                              31,310             (31,310)
          Decrease (increase) in other receivables                        (1,903)               (500)
          Decrease (increase) in prepaid expense                         (15,291)               (184)
          Increase (decrease) in accounts payable                         50,081            (373,189)
          Increase (decrease) in accrued expenses                        (43,001)             46,170
               Net cash used for operating activities                   (105,436)           (216,866)

Cash flows from investing activities:
     Proceeds from collection of notes receivable                         62,985               -
     Acquisition of exclusive agency rights                             (123,334)          (150,000)
     Acquisition of customer list                                           -              (150,000)
     Purchase of machinery and equipment                                    -               (43,353)
               Net cash used for investing activities                    (60,349)          (343,353)

Cash flows from financing activities:
     Proceeds from officer                                                13,477            106,965
     Proceeds from private placement memorandum                          328,558            696,750
     Costs associated with private placement memorandum                  (28,308)          (177,546)
     Repayment of advances from officer                                  (97,743)           (35,195)
     Investment in certificates of deposit                              (250,000)           (80,432)
     Proceeds from line of credit                                        229,450               -
     Repayment of line of credit                                         (14,450)              -
               Net cash provided by financing activities                 180,984            510,542

Net increase in cash                                                      15,199            (49,677)

Cash at beginning of period                                                 -                49,677
Cash at end of period                                               $     15,199         $     -

Supplemental disclosures:
     Cash paid for interest                                         $     11,415         $     -
     Cash paid for income taxes                                     $     -              $     -

Supplemental disclosures of non-cash investing activities:
     Issuance of 150,000 shares of common stock for
          acquisition of customer list                              $     -              $ 187,500
     Issuance of 48,000 shares of common stock in connection
           with the acquisition of GGB                              $     36,000         $    -



See accompanying notes to financial statements.

                           SDC INTERNATIONAL, INC.
                       NOTES TO FINANCIAL STATEMENTS
                FOR THE YEARS ENDED AUGUST 31, 1997 AND 1996


NOTE 1 -  ORGANIZATION

SDC International, Inc. ("the Company") was incorporated in the state of Delaware on June 30, 1994 for the purpose of developing and marketing an exclusive agency agreement acquired from Diesel, a.s. (formerly known as Skoda Diesel, a.s.) ("Skoda") to sell a broad range of Skoda's products which are primarily comprised of piston combustion diesel engines whose applications include locomotive and stationary engines for the generation and co-generation
of electric power.   During April 1997, the Company acquired the outstanding
common stock of Golden Grove Business, Inc., ("GGB"), a Panama Corporation. (See Note 4c).

In September 1994, the Company issued 1,400,000 shares of its common stock to its three founding stockholders. Of the total 1,400,000 shares issued, 500,000 and 400,000 shares were issued to WCG Holding, Inc. (formerly know as Worth Capital Group)("Worth"), and Double Seal Ring Company ("Double"), respectively, as founding stockholders, and 448,350 shares were issued to Skoda as consideration for the contribution of machinery and equipment. The machinery and equipment is located in the Czech Republic. Also during September 1994, 51,650 shares were issued to Skoda in connection with the purchase of the exclusive agency rights.

Skoda, one of the founding stockholders of the Company was formed in Czechoslovakia in the year 1899 and manufactures heavy equipment and diesel engines.

     The Company's President is also a 50% shareholder of Worth.

NOTE 2     -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)     Reclassifications

     Certain reclassifications have been made to the August 31, 1996 financial statements in order to conform to the August 31, 1997 presentation.

b)     Cash and cash equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid accounts with an original maturity of three months or less as cash equivalents. The Company at August 31, 1997 maintains its cash deposits in accounts which are in excess of Federal Deposit Insurance Corporation ("FDIC") limits by $150,000. The Company maintains cash deposits in foreign banks, not covered by FDIC in the amount of $88,464.

     As of August 31, 1997, the Company maintains a total of $330,932 of restricted cash securing credit lines from a financial institution and a performance bond for a purchase contract.

NOTE 2     -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

c)     Machinery and equipment

     Machinery and equipment are recorded at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets as follows:

               Machinery and equipment     5-15 years
               Computer software           3 years
               Computers                   5 years

     Maintenance and repairs are charged to expense as incurred.

d)      Exclusive agency rights

Exclusive agency rights relate to agency rights acquired from Skoda and GGB. Such rights are being amortized on a straight-line basis over an estimated useful life of four to five years.

e)     Customer list

     Customer list include payments and issuance of stock for the acquisition of certain assets comprising of supplier and customer lists. The supplier and customer lists are being amortized on a straight-line basis over three years which represents the life of the management agreement in connection with the acquisition of such assets.

f)     Organizational costs

     Organizational costs consist of legal and other fees incurred in the establishment of the Company. Organizational costs are being amortized on a straight line basis over their estimated useful lives of five years.

g)      Income taxes

The Company accounts for income taxes in accordance with statement of financial accounting standards No. 109 "Accounting for Income Taxes" which requires the use of the "liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the respective periods taxable income for Federal and State income tax reporting purposes.

h)      Net loss per share

In calculating primary loss per share, the Company uses the weighted average number of common stock outstanding during the respective periods.

NOTE 2     -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd)

i)     Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.
Accordingly, actual results could differ from those estimates.

j)     Fair value disclosure as of August 31, 1997

     The carrying value of cash, accounts payable, notes payable and accrued expenses are a reasonable estimate of their fair value.

k)     Impact of recently issued accounting standards

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 for the fiscal year beginning September 1, 1996. The Company determined that no such impairment exists.

l)      Revenue recognition

Sales are recognized when products are shipped.

NOTE 3     -     MACHINERY AND EQUIPMENT

Machinery and equipment at August 31, 1997 consisted of the following:

               Production machinery               $     1,571,362
               Production equipment                     1,436,893
               Tools and fixtures                       1,004,928
               Computer and software                       30,926

                                                        4,044,109
               Less:  Accumulated depreciation           (554,768)
                                                  $     3,489,341

During the year ended August 31, 1997, machinery and equipment with a book value of $437,088 was disposed by the Company resulting in a loss on disposal of $437,088. The Company's machinery and equipment is located in the Czech Republic. Total depreciation expense for the years ended August 31, 1997 and 1996, amounted to $309,374 and $307,836, respectively.

NOTE 4     -     EXCLUSIVE AGENCY RIGHTS, NET

a) On April 21, 1994, one of the founding stockholders executed an exclusive agency representation letter agreement as agent of the Company with Skoda pursuant to which the Company was appointed as Skoda's exclusive sales agent in North, South and Central America with the exception of the country of Peru. In order for the Company to maintain its exclusivity, it must generate annual gross sales within the territory of at least $15,000,000 at the close of the sixth year after the execution of the agreement. As consideration for the purchase of these exclusive agency rights, the Company issued 51,650 shares of it's common stock to Skoda. Such stock has been assigned a value of 50% of the private offering per share price of $2.50. Accordingly, the Company has valued such exclusive agency rights at $64,563 (51,650 x $1.25) which are amortized on a straight-line basis over five years. As a result, for the years ended August 31, 1997 and 1996, the Company recorded amortization expense of $12,912 for each year.

b) In October 1995 the Company purchased the exclusive rights to market and sell Skoda Diesel products into the countries of China and South Korea based upon the following terms:

South Korea

i) During the year 1997, sales to South Korea must be in the amount of at least $2,400,000.

ii) During the year 1998, sales to South Korea must be in the amount of at least $3,600,000.

iii) Each year thereafter, sales to South Korea must be in the amount of at least $5,000,000.

     The Company paid Skoda a one-time fee of $50,000 for the acquisition of such exclusive rights.

China

i) During the year 1997, sales to China must be in the amount of at least US $3,000,000.

ii) During the year 1998, sales to China must be in the amount of at least US $4,500,000.

iii) During the year 1999, sales to China must be in the amount of at least US $6,000,000.

     The Company paid Skoda a one-time fee of $100,000 for the acquisition of such exclusive rights. The agency rights from China and Korea are amortized on a monthly basis over (5) years. For the years ended August 31, 1997 and 1996, the company has recorded $30,000 and $22,500 in amortization expense, respectively.

     On April 18, 1996, the Company entered into an modification agreement whereby all such sales levels were postponed for one year.

c) On April 24, 1997, the Company acquired all the issued and outstanding common stock of GGB. GGB had acquired an exclusive agency contract with Tatra a.s. (a Czech Republic truck manufacturer) to market and sell Tatra's products. The Company valued such agency rights at approximately $156,000 and amortized such agency rights over the estimated remaining useful life of four years. Accordingly, for the year ended August 31, 1997, amortization expense amounted to $13,000.

NOTE 5     -     ACCRUED EXPENSES

Accrued expenses consisted of the following at August 31, 1997:

          Professional fees     $     26,454
          Salaries                     6,908
          Other                        3,105
                                $     36,467

NOTE 6     -     NOTE PAYABLE

     The Company has two bank lines-of-credit which provide short-term borrowings up to $220,000. Interest on advances is payable quarterly at a fixed rate of 4.32%. The lines-of-credit expire on October 19, 1997. The outstanding balance was $215,000 as of August 31, 1997. The lines of credit are secured by a certificate of deposit amounting to $250,000. During October 1997, such lines of credit were repaid.

NOTE 7     -     INCOME TAXES

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the financial and tax basis of assets and liabilities. The deferred tax assets and liabilities represent the future tax return consequences of these temporary differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

     At August 31, 1997, the Company has net operating loss carryforwards for tax purposes of approximately $1,581,000 expiring in the years 2009 through 2011. These carryforwards result in a deferred tax asset at August 31, 1997 of approximately $553,000 computed using a combined Federal and State corporate tax rate of approximately 35% after accounting for the state income tax benefit. The Company also recorded a deferred tax liability of approximately $193,000 resulting from the differences between book and tax differences as a result of depreciation and amortization. Accordingly, the net deferred tax asset at August 31, 1997 is $360,000.

     At August 31, 1997, a 100% valuation allowance in the amount of $360,000 has been recorded against the net deferred tax asset since management could not determine that it was "more likely than not" that the benefit of the deferred tax asset would be realized.

NOTE 8     -     STOCKHOLDERS' EQUITY

a)      Confidential private placement memorandums

i) On June 1, 1995, the Company commenced and privately offered, pursuant to rule 504 Regulation D on a best efforts basis, no more than 400,000 shares in a twelve-month period (before extensions) of its $.001 par value common stock at $2.50 per share before deducting discounts, commissions and non-accountable
expenses.   These expenses aggregate up to 13% of the gross offering price.
During the sixteen months ended September 30, 1996, the Company sold an aggregate of 457,000 shares. In addition, the Company authorized the issuance of 40,000 common stock purchase warrants. Each warrant will entitle the register holder to purchase one (1) share of common stock at $3.00 per share subject to adjustment for a period of three (3) years beginning April 1, 1996. As of August 31, 1997 no warrants have been issued.

ii) On February 24, 1997, the Company commenced and privately offered pursuant to rule 505, Regulation D, on a best efforts basis, of no more than 500,000 shares of common stock in a ninety-day period (before extentions) of its $.001 par value common stock at $1.50 per share before deducting discounts, commissions and non-accountable expenses. These expenses aggregate up to 10% of the gross offering price which is payable by the Company to members of the NASD, financial advisors, purchaser representatives, and individuals legally entitled to receive such commissions. During the year ended August 31, 1997, the Company sold an aggregate of 190,119 shares.

b)      Issuance of common stock for consulting services

During the years ended August 31, 1997 and 1996, in conjunction with services provided to the Company, 197,500 and 16,865 shares of common stock were issued to various parties, as consideration for consulting services rendered which have been recorded based upon the estimated fair market value of said stock at $193,125 and $21,081, respectively. During the year ended August 31, 1996, the stock was being privately offered at $2.50 per share. The shares issued during the year end August 31, 1996 were recorded at fifty percent (50%) of the private offering of $2.50 per share. During the year ended August 31, 1997, shares issued for services have been valued at fifty percent (50%) of the private placement per share price in effect at the time of issuance of such shares.

c)     Issuance of common stock for acquisition of customer list

Pursuant to a purchase agreement dated December 2, 1995 between the Company and an unrelated party, the Company acquired certain assets comprising of supplier and customer lists. As consideration for such assets, the Company paid $150,000 and issued 150,000 shares of its $.001 par value common stock. Such stock has been assigned a value of 50% of the private offering per share price of $2.50. Accordingly, the Company valued such assets at a total of $337,500 comprising of $150,000 in cash and $187,500 of common stock. Management has elected to amortize such assets over the life of the management agreement of three years. Accordingly, for the years ended August 31, 1997 and 1996, the Company recorded amortization expense amounting to $112,500 and $84,375, respectively.

NOTE 8     -     STOCKHOLDERS' EQUITY (Cont'd)

d)     Issuance of common stock in connection with merger

Pursuant to a merger agreement dated January 31, 1997 and consummated on April 24, 1997 between the Company and the shareholders of Golden Grove Business, Inc., ("GGB"), the Company acquired all of the outstanding shares of the capital stock of GGB. GGB had acquired an exclusive agency contract with Tatra a.s. (a truck manufacturer) for operations in Central and South America, and the Caribbean. Such contract had a remaining life of one year with a three year automatic renewal. As consideration, the Company contributed approximately $120,000 of capital into GGB and issued 48,000 shares of its $.001 par value common stock to previous shareholders in exchange for their stock in GGB. Such stock has been assigned a value of 50% of the February, 1997 private offering price of $1.50 per share. Subsequent to the merger GGB ceased to operate, was dissoved, and all assets and liabilities were merged with the Company. The Company is amortizing such agency contract over an estimated remaining life of four years. Accordingly, for the year ended August 31, 1997, the Company recorded amortization expense amounting to $13,000.

NOTE 9     -     COMMITMENTS AND CONTINGENCIES

a)      Lease agreement

The Company leased its administrative office pursuant to signed lease agreement commencing July 1, 1995 and expiring on June 30, 1997. Such leases required monthly payments of $3,500. Effective December 1996, the Company terminated this lease whereby a security deposit amounting to $18,000 was used as part of the cancellation settlement. Effective January 1, 1997, the Company rents its executive office on a month-to-month basis from its President with monthly payments amounting to approximately $3,000.

Included in general and administrative expenses is rent expense which amounted to $63,732, and $55,784 for the years ended August 31, 1997 and 1996.

b)      Significant customers and vendors

For the years ended August 31, 1997 and 1996, the Company purchased 100% of its cost of goods sold from two of its founding stockholders, Skoda and Double.

c)      Concentration of credit risk

Due to its current limited sales, the Company has a high concentration of credit risk until such transactions are completed. The Company is actively seeking sales outside of the United States. If such sales occur, the revenue and subsequent collections will be subject to the fluctuations such sales generate, both from currency and political changes. The Company's machinery and equipment is located in the Czech Republic. The Company's primary source of inventory is currently Skoda and Tatra and as such, it is subject to their risks of business and their continued financial health, as well as the risks associated with foreign businesses, both from currency and political changes.

NOTE 9     -     COMMITMENTS AND CONTINGENCIES (Cont'd)

d)     Management agreement

On December 15, 1995 the Company and Worth entered into a management agreement with an individual in Eastern Europe for a period of three years. Pursuant to such agreement, the individual shall devote such time, attention and efforts to management services as may be reasonably required by the Company and Worth. The Company and Worth will compensate such individual an amount equal to twenty-five percent (25%) of the gross profit from sales generated by such individual in Eastern Europe. Such payments are payable monthly after the collection of receivables from such sales. There are no amounts currently payable under this agreement.

e)     Finder's fee agreement

On May 20, 1996, the Company entered into a finder's fee agreement with Prime Charter, Ltd ("Prime") for a period of ten years, renewable for additional five year periods. Pursuant to such agreement, any sales to entities introduced to the Company by Prime shall result in a finder's fee to Prime of two percent (2%) of the gross sales price or ten percent (10%) of the adjusted gross profit resulting from the sales. Such payments are due 45 days after each quarter-annual calendar period. There are no amounts currently due under this agreement.

f)     Dependence on Skoda and Tatra

The Company's operations are dependent on Skoda and Tatra since Skoda is responsible for the manufacturing of all of the Company's products and Tatra for making available sufficient inventory. The Company faces risks of the inability to obtain products in the event of production problems due to labor problems, governmental regulations, working capital deficiencies, political unrest and other problems which may result in the inability of Skoda and Tatra to fulfill orders of the Company.

NOTE 10     -     RELATED PARTY TRANSACTIONS

a)     Acquisition of exclusive agency rights

In October 1995, the Company purchased the exclusive rights to market and sell Skoda Diesel products into the countries of China and South Korea. In consideration for these rights the Company paid Skoda $150,000.

b)      Due to officer

Throughout the year, the Company's President and shareholder advances funds to or on behalf of the Company. As of August 31, 1997 $27,036 was owed to such officer. Such advances are non interest bearing and due on demand.

c)      Rent Expense

Effective January 1, 1997, the Company rents its executive office on a month-to-month basis from its President with monthly payments amounting to approximately $3,000.


d)      Management Fees

For the years ended August 31, 1997 and 1996, the Company recorded $72,000 of management fees to its President.


NOTE 11     -     FOREIGN OPERATIONS

The Company operates in two related industries, heavy equipment and transportation sales. The majority of the Company's operations are foreign. The information about those foreign operations for the year ended August 31, 1997, is as follows:

                                                                           Total
                                                                           Foreign              Domestic
                                         Europe           Africa           Operations          operations     Consolidated
Sales to unaffiliated customers     $     658,194     $     443,053     $     1,101,247     $     -         $    1,101,247
Sales to affiliated customers             -                 -                   -                  27,072           27,072
                                    $     658,194     $     443,053     $     1,101,247     $      27,072   $    1,128,319

Operating profit                                                        $       424,676     $       5,875   $      430,551

Depreciation and amortization                                           $       441,835     $       8,294   $      450,129

Loss on disposal of assets                                              $       437,088          -                 437,088

Identifiable assets at August
   31, 1997                                                             $     3,976,598     $    -          $    3,976,598

Corporate assets                                                                                                   294,405

Total assets at August 31, 1997                                                                           $      4,271,003


     The Company had two and one major customer during the years ended August 31, 1997 and 1996, which comprised 98% and 100% of sales, respectively.

NOTE 12     -     SUBSEQUENT EVENTS

a)     1997 Non-qualified stock option plan

On September 5, 1997, the Company established Non-Qualified Stock Option
Plan ("The Plan") pursuant to which 750,000 shares of common stock are reserved for issuance. The option price per share shall be determined by the Board of Directors at the time any options are granted. The Plan is designed to serve as an incentive for retaining qualified and competent persons who are key employees, consultants, representative, officers and directors of the corporation. As of August 31, 1997, no options were granted.

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NOTE 12     -     SUBSEQUENT EVENTS (Cont'd)

b)     Letter of intent

On October 10, 1997, the Company signed a Letter of Intent with an underwriter to proceed on a "Firm Commitment" basis with a secondary offering of the Company's Common Stock and redeemable Warrants ("the Warrants"). The Company will offer 1,000,000 shares of common stock and 1,000,000 Warrants. The 1,000,000 shares and Warrants will be offered to the public at a price of $6.00 per share and $.125 per Warrant, respectively. The total gross offering amounts to $6,125,000.

Each Warrant, which is redeemable in 60 months, entitles the holder thereof to purchase one share of Common Stock at 120% of the offering price of Common shares. The warrant may be redeemed by the Company at $.10 each after the common shares have traded at 150% of the offering price of the common shares for 10 consecutive days.